Exhibit 3.1.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

CERTIFICATE OF DESIGNATIONS

OF

SERIES C PREFERRED STOCK

OF

MEDICAL CONNECTIONS HOLDINGS, INC.

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Pursuant to Section 607.0602 of the

Florida Business Corporation Act

___________________________________

Pursuant to the provisions of section 607.1006, Florida Statutes, Medical Connections Holdings, Inc., a Florida corporation (the “Corporation”) adopts the following amendment to its Articles of Incorporation:

ARTICLE IV of the Articles of Incorporation is amended to read as follows:

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, the Board of Directors hereby authorizes the issuance of up to 665,000 shares of Series C Preferred Stock of the Corporation, and hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof, are as set forth in the Articles of Incorporation of the Corporation, as amended, and this Certificate of Designation, which amends and restates in its entirety the Certificate of Designation for the Series C Preferred Stock filed with the Florida Secretary of State on July 15, 2011, as follows:

1.          Designation and Amount. The shares of such series shall be designated “Series C Preferred Stock”, having a par value of $0.001 per share (the “Series C Preferred Stock”), and the number of shares constituting such series shall be 665,000.

2.          Voting.

(a)         Each issued and outstanding share of Series C Preferred Stock shall be entitled to one hundred (100) votes at each meeting of shareholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Holders of Series C Preferred Stock shall vote together with the holders of the Corporation’s common stock, par value $.001 per share (“Common Stock”) as a single class, except as provided in Section 2(b) below.

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(b)         The holders of Series C Preferred Stock shall have the exclusive right, voting separately as a class, to elect the majority of the director seats (herein referred to as the “Series C Directors”). All such Series C Directors shall be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock either at meetings of shareholders at which directors are elected, a special meeting of holders of Series C Preferred Stock or by written consent without a meeting in accordance with the Florida Business Corporation Act. Each Series C Director so elected shall serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of a Series C Director may be filled only by the affirmative vote of the holders of a majority of the Series C Preferred Stock. Each Series C Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series C Preferred Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Series C Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent. On all other matters, holders of Series C Preferred Stock shall vote together with the holders of the Common Stock as provided in Section 2(a) above.

3.          Dividends. The holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends declared by the Board of Directors and issued by the Corporation.

4.          Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which shall include a merger, consolidation, sale of assets or other transaction in which control of the Company is transferred), the holders of shares of Series C Preferred Stock then outstanding shall not be entitled to any pay out of the assets of the Corporation available for distribution to its shareholders.

5.          Status of Reacquired Shares. Subject to compliance with applicable law, shares of Series C Preferred Stock which have been issued and reacquired in any manner shall have the status of authorized and unissued shares of Preferred Stock. The Board may reissue these shares as shares of Series A Preferred Stock, Series B Preferred Stock, Series C preferred stock or in any undesignated series.

6.          Conversion. Series C Preferred Stock shall not convert to Common Stock or any other security or class of security of the Corporation.

The Corporation hereby certifies that the foregoing amendment was duly authorized and adopted by resolution of the Board of Directors of the Corporation at a meeting of the Board of Directors held on April 20, 2012, without shareholders action and shareholders action was not required.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed these Articles of Amendment to the Articles of Incorporation effective as of April 20, 2012.

MEDICAL CONNECTIONS HOLDINGS, INC.

By:	/s/ Brian R. Neill
Name: Brian R. Neill
Title: Chief Financial Officer

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